Exhibit 99.1

Global Partners Reports Fourth-Quarter and Full-Year 2017 Financial Results

WALTHAM, Mass.--(BUSINESS WIRE)--March 8, 2018--Global Partners LP (NYSE: GLP) today reported financial results for the fourth quarter and full year ended December 31, 2017.

“We delivered results in 2017 that exceeded our full-year expectations,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “Our full-year results were driven by solid overall performance highlighted by our Gasoline Distribution and Station Operations segment, which generated a $28.4 million increase in product margin year-over-year. Our strategy of acquiring, integrating, optimizing and enhancing assets is reflected in our October acquisition of Honey Farms, which expanded our retail portfolio with the addition of 33 locations. The acquisition is on course to be accretive in its first full year of operations.”

For the fourth quarter of 2017, net income attributable to the Partnership was $18.6 million, or $0.55 per diluted limited partner unit; earnings before interest, taxes, depreciation and amortization (EBITDA) was $41.0 million; and distributable cash flow (DCF) was $10.0 million.

Financial results for the fourth quarter of 2017 reflect a $5.6 million net loss on the sale and disposition of assets; and a $16.2 million loss on trustee taxes related to an administratively closed New York State tax audit of the Partnership’s fuel and sales tax returns for the periods between December 2008 through August 2013. The Partnership believes it has meritorious defenses to recover a majority of the tax and interest assessed. As a result of the enactment of the Tax Cuts and Jobs Act, the Partnership’s financial results for the fourth quarter of 2017 reflect a non-cash tax benefit of $22.2 million related to the remeasurement of certain deferred tax assets and liabilities. The Partnership is still in the process of analyzing the impact of the Tax Cuts and Jobs Act and, therefore, the benefit was recorded based on provisional amounts.

Excluding the loss on sale and disposition of assets, Adjusted EBITDA for the fourth quarter of 2017 was $46.7 million, and DCF would have been $15.6 million. Adjusted EBITDA and DCF were both negatively impacted by the $16.2 million loss on trustee taxes.

Gross profit for the fourth quarter of 2017 was $157.6 million compared with $154.5 million in the fourth quarter of 2016. Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $179.1 million for the fourth quarter of 2017 compared with $175.9 million in the fourth quarter of 2016.

Combined product margin, EBITDA, Adjusted EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and 12 months ended December 31, 2017 and 2016.

Gasoline Distribution and Station Operations (GDSO) segment product margin was $142.3 million for the fourth quarter of 2017, an increase of $30.6 million compared with the fourth quarter of 2016, primarily reflecting higher fuel margins.

Wholesale segment product margin was $32.2 million in the fourth quarter of 2017 compared with $56.8 million in the fourth quarter of 2016. The decrease was due, in part, to less revenue attributed to the absence of logistics nominations from one particular crude oil contract customer and less favorable market conditions in distillates, partially offset by lower railcar lease expense. Crude oil product margin for the fourth quarter and full year of 2016 each reflected revenue of $28.0 million related to the absence of logistics nominations from the crude oil contract customer, while crude oil product margin for the fourth quarter and full year of 2017 reflected revenue of $10.9 million and $43.2 million, respectively, related to the absence of logistics nominations from that customer.

Commercial segment product margin was $4.5 million in the fourth quarter of 2017 compared with $7.5 million in the same period of 2016, a decrease due in part to the Partnership’s sale of its natural gas marketing and electricity brokerage businesses in February 2017.

Sales for the fourth quarter of 2017 were $2.4 billion compared with $2.3 billion in the fourth quarter of 2016. GDSO segment sales were $1.0 billion in the fourth quarter of 2017 compared with $904.9 million in the fourth quarter of 2016. Wholesale segment sales were $1.2 billion for each of the fourth quarters of 2017 and 2016. Commercial segment sales were $242.1 million for the fourth quarter of 2017 compared with $231.7 million in the fourth quarter of 2016.

Volume for the fourth quarter of 2017 was 1.2 billion gallons compared with 1.3 billion gallons in the same period of 2016. GDSO volume was 400.5 million gallons in the fourth quarter of 2017 compared with 405.6 million gallons in the same period of 2016. Wholesale segment volume was 656.8 million gallons in the fourth quarter of 2017 compared with 757.9 million gallons in the fourth quarter of 2016. Commercial segment volume was 138.8 million gallons in the fourth quarter of 2017 compared with 161.6 million gallons in the same period of 2016.

Recent Highlights

  Global’s Board of Directors announced a quarterly cash distribution of $0.4625 per unit, or $1.85 per unit on an annualized basis, on all of its outstanding common units for the period from October 1 to December 31, 2017. The distribution was paid on February 14, 2018 to unitholders of record as of the close of business on February 9, 2018.

Business Outlook

“Following a year in which we delivered strong results, we begin 2018 well positioned to execute on our growth strategy,” Slifka said.

For full-year 2018, Global expects to generate EBITDA of $180 million to $210 million, which guidance excludes any gain or loss on the sale and disposition of assets, and any goodwill and long-lived asset impairment charges. Furthermore, EBITDA guidance for 2018 excludes the recognition of a one-time income item of approximately $52.6 million as a result of the extinguishment of a contingent liability related to the Volumetric Ethanol Excise Tax Credit, which tax credit program expired in 2011. Based upon the significant passage of time from that 2011 date, including underlying statutes of limitation, as of January 31, 2018 the Partnership determined that the liability was no longer required. This recognition of one-time income will not impact cash flows from operations for the year ending December 31, 2018.

The Partnership’s guidance and future performance are based on assumptions regarding market conditions such as the crude oil market, business cycles, demand for petroleum products and renewable fuels, utilization of assets and facilities, weather, credit markets, the regulatory and permitting environment and the forward product pricing curve, which could influence quarterly financial results. The Partnership believes these assumptions are reasonable given currently available information and its assessment of historical trends. Because Global’s assumptions and future performance are subject to a wide range of business risks and uncertainties, the Partnership can provide no assurance that actual performance will fall within guidance ranges.

With respect to 2018 net income and net cash from operating activities, the most comparable financial measures to EBITDA calculated in accordance with GAAP, the Partnership is unable to project either metric without unreasonable effort and for the following reasons: 1) The Partnership is unable to project net income because this metric includes the impact of certain non-cash items, most notably those resulting from the divestiture program of non-strategic sites, which the Partnership is unable to project with any reasonable degree of accuracy; and 2) The Partnership is unable to project net cash from operating activities because this metric includes the impact of changes in commodity prices, including their impact on inventory volume and value, receivables, payables and derivatives, which the Partnership is unable to project with any reasonable degree of accuracy. Please see the "Use of Non-GAAP Financial Measures" section of this news release.

Financial Results Conference Call

Management will review the Partnership’s fourth-quarter and full-year 2017 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on Global’s website.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil and propane, as well as convenience store sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring the refined petroleum products, renewable fuels, crude oil and propane, and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets and goodwill and long-lived asset impairment. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in the Partnership’s partnership agreement determines its ability to make cash distributions on incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in the partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historic level that can sustain or support an increase in quarterly cash distribution. The partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

Global Partners is a midstream logistics and marketing master limited partnership that owns, controls or has access to one of the largest terminal networks of petroleum products and renewable fuels in the Northeast. With approximately 1,500 locations, primarily in the Northeast, Global is one of the largest regional independent owners, suppliers and operators of gasoline stations and convenience stores. Global is also one of the largest distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. The Partnership is also engaged in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. For additional information, visit www.globalp.com.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on Global Partners’ current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. All comments concerning the Partnership’s expectations for future revenues and operating results are based on forecasts for its existing operations and do not include the potential impact of any future acquisitions. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections.

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global Partners’ filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Sales	$2,400,492	$2,312,430	$8,920,552	$8,239,639
Cost of sales	2,242,923	2,157,952	8,337,500	7,693,149
Gross profit	157,569	154,478	583,052	546,490

Costs and operating expenses:
Selling, general and administrative expenses	43,433	41,344	155,033	149,673
Operating expenses	74,930	69,829	283,650	288,547
Loss on trustee taxes	16,194	-	16,194	-
Lease exit and termination expenses	-	80,665	-	80,665
Amortization expense	2,425	2,261	9,206	9,389
Net loss (gain) on sale and disposition of assets	5,667	6,529	(1,624)	20,495
Goodwill and long-lived asset impairment	-	-	809	149,972
Total costs and operating expenses	142,649	200,628	463,268	698,741

Operating income (loss)	14,920	(46,150)	119,784	(152,251)

Interest expense	(20,394)	(21,127)	(86,230)	(86,319)

(Loss) income before income tax benefit (expense)	(5,474)	(67,277)	33,554	(238,570)

Income tax benefit (expense)	23,635	1,615	23,563	(53)

Net income (loss)	18,161	(65,662)	57,117	(238,623)

Net loss attributable to noncontrolling interest	393	135	1,635	39,211

Net income (loss) attributable to Global Partners LP	18,554	(65,527)	58,752	(199,412)

Less: General partner's interest in net income (loss), including
incentive distribution rights	124	(439)	394	(1,336)

Limited partners' interest in net income (loss)	$18,430	$(65,088)	$58,358	$(198,076)

Basic net income (loss) per limited partner unit (1)	$0.55	$(1.94)	$1.74	$(5.91)

Diluted net income (loss) per limited partner unit (1)	$0.55	$(1.94)	$1.74	$(5.91)

Basic weighted average limited partner units outstanding	33,645	33,534	33,589	33,525

Diluted weighted average limited partner units outstanding (2)	33,751	33,534	33,634	33,525

(1) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the General Partner's general partner interest. Limited partners' interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per limited partner unit.

(2) Basic units were used to calculate diluted net loss per limited partner unit for the three and twelve months ended December 31, 2016, as using the effects of phantom units would have an anti-dilutive effect on net loss per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$14,858	$10,028
Accounts receivable, net	417,263	421,360
Accounts receivable - affiliates	3,773	3,143
Inventories	350,743	521,878
Brokerage margin deposits	9,681	27,653
Derivative assets	3,840	21,382
Prepaid expenses and other current assets	77,977	70,022
Total current assets	878,135	1,075,466

Property and equipment, net	1,036,667	1,099,899
Intangible assets, net	56,545	65,013
Goodwill	312,401	294,768
Other assets	36,421	28,874

Total assets	$2,320,169	$2,564,020

Liabilities and partners' equity
Current liabilities:
Accounts payable	$313,412	$320,262
Working capital revolving credit facility - current portion	126,700	274,600
Environmental liabilities - current portion	5,009	5,341
Trustee taxes payable	110,321	101,166
Accrued expenses and other current liabilities	99,507	70,443
Derivative liabilities	13,708	27,413
Total current liabilities	668,657	799,225

Working capital revolving credit facility - less current portion	100,000	150,000
Revolving credit facility	196,000	216,700
Senior notes	661,774	659,150
Environmental liabilities - less current portion	52,968	57,724
Financing obligations	150,334	152,444
Deferred tax liabilities	40,105	66,054
Other long-term liabilities	56,013	64,882
Total liabilities	1,925,851	2,166,179

Partners' equity
Global Partners LP equity	390,953	392,655
Noncontrolling interest	3,365	5,186
Total partners' equity	394,318	397,841

Total liabilities and partners' equity	$2,320,169	$2,564,020

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$17,709	$19,239	$82,124	$83,742
Crude oil	4,031	15,741	7,279	(13,098)
Other oils and related products	10,509	21,783	62,799	74,271
Total	32,249	56,763	152,202	144,915
Gasoline Distribution and Station Operations segment:
Gasoline distribution	95,928	68,923	326,536	289,420
Station operations	46,357	42,787	174,986	183,708
Total	142,285	111,710	501,522	473,128
Commercial segment	4,523	7,452	17,858	24,018
Combined product margin	179,057	175,925	671,582	642,061
Depreciation allocated to cost of sales	(21,488)	(21,447)	(88,530)	(95,571)
Gross profit	$157,569	$154,478	$583,052	$546,490

Reconciliation of net income (loss) to EBITDA and Adjusted EBITDA
Net income (loss)	$18,161	$(65,662)	$57,117	$(238,623)
Net loss attributable to noncontrolling interest	393	135	1,635	39,211
Net income (loss) attributable to Global Partners LP	18,554	(65,527)	58,752	(199,412)
Depreciation and amortization, excluding the impact of noncontrolling interest	25,716	25,116	103,601	108,189
Interest expense, excluding the impact of noncontrolling interest	20,394	21,127	86,230	86,319
Income tax (benefit) expense	(23,635)	(1,615)	(23,563)	53
EBITDA	41,029	(20,899)	225,020	(4,851)
Net loss (gain) on sale and disposition of assets	5,667	6,529	(1,624)	20,495
Goodwill and long-lived asset impairment	-	-	809	149,972
Goodwill and long-lived asset impairment attributable to noncontrolling interest	-	-	-	(35,834)
Adjusted EBITDA	$46,696	$(14,370)	$224,205	$129,782

Reconciliation of net cash (used in) provided by operating activities to EBITDA and Adjusted EBITDA
Net cash (used in) provided by operating activities	$(13,999)	$(134,046)	$348,442	$(119,886)
Net changes in operating assets and liabilities and certain non-cash items	58,389	93,852	(185,673)	(6,795)
Net cash from operating activities and changes in operating assets and liabilities attributable to noncontrolling interest
	(120)	(217)	(416)	35,458
Interest expense, excluding the impact of noncontrolling interest	20,394	21,127	86,230	86,319
Income tax (benefit) expense	(23,635)	(1,615)	(23,563)	53
EBITDA	41,029	(20,899)	225,020	(4,851)
Net loss (gain) on sale and disposition of assets	5,667	6,529	(1,624)	20,495
Goodwill and long-lived asset impairment	-	-	809	149,972
Goodwill and long-lived asset impairment attributable to noncontrolling interest	-	-	-	(35,834)
Adjusted EBITDA	$46,696	$(14,370)	$224,205	$129,782

Reconciliation of net income (loss) to distributable cash flow
Net income (loss)	$18,161	$(65,662)	$57,117	$(238,623)
Net loss attributable to noncontrolling interest	393	135	1,635	39,211
Net income (loss) attributable to Global Partners LP	18,554	(65,527)	58,752	(199,412)
Depreciation and amortization, excluding the impact of noncontrolling interest	25,716	25,116	103,601	108,189
Amortization of deferred financing fees and senior notes discount	1,715	1,906	7,089	7,412
Amortization of routine bank refinancing fees	(1,028)	(1,167)	(4,277)	(4,580)
Non-cash tax reform benefit	(22,183)	-	(22,183)	-
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(12,775)	(12,135)	(34,718)	(32,989)
Distributable cash flow (1)(2)	$9,999	$(51,807)	$108,264	$(121,380)

Reconciliation of net cash (used in) provided by operating activities to distributable cash flow
Net cash (used in) provided by operating activities	$(13,999)	$(134,046)	$348,442	$(119,886)
Net changes in operating assets and liabilities and certain non-cash items	58,389	93,852	(185,673)	(6,795)
Net cash from operating activities and changes in operating assets and liabilities attributable to noncontrolling interest
	(120)	(217)	(416)	35,458
Amortization of deferred financing fees and senior notes discount	1,715	1,906	7,089	7,412
Amortization of routine bank refinancing fees	(1,028)	(1,167)	(4,277)	(4,580)
Non-cash tax reform benefit	(22,183)	-	(22,183)	-
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(12,775)	(12,135)	(34,718)	(32,989)
Distributable cash flow (1)(2)	$9,999	$(51,807)	$108,264	$(121,380)

(1) As defined by the Partnership's partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

(2) Distributable cash flow includes a net loss on sale and disposition of assets of $5.6 million and $6.5 million for the three months ended December 31, 2017 and 2016, respectively, and $12.5 million and $20.5 million for the twelve months ended December 31, 2017 and 2016, respectively. Distributable cash flow also includes a net goodwill and long-lived asset impairment of $0.8 million and $114.1 million ($149.9 million attributed to the Partnership, offset by $35.8 million attributed to the noncontrolling interest) for the twelve months ended December 31, 2017 and 2016, respectively. For each of the three and twelve months ended December 31, 2016, distributable cash flow includes lease exit and termination expenses of $80.7 million. Excluding the loss on sale and disposition of assets, impairment charges and lease exit and termination expenses, distributable cash flow would have been $15.6 million and $35.4 million for the three months ended December 31, 2017 and 2016, respectively, and $121.6 million and $93.9 million for the twelve months ended December 31, 2017 and 2016, respectively. For the twelve months ended December 31, 2017, distributable cash flow also includes a $14.2 million gain on the sale of the Partnership's natural gas marketing and electricity brokerage businesses in February 2017.

CONTACT:
Global Partners LP
Daphne H. Foster, 781-894-8800
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President, General Counsel and Secretary